Exhibit 4.24B

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (the “Second Amendment”) is made as of May 20, 2003 by and between CONGRESS FINANCIAL CORPORATION (NEW ENGLAND), a Massachusetts corporation as agent for itself and the other Lenders (“Agent”), CLEAN HARBORS, INC., a Massachusetts corporation (“Parent”), Clean Harbors Canada, Inc., a New Brunswick corporation, Clean Harbors Mercier, Inc., a Quebec corporation, Clean Harbors Quebec, Inc., a Quebec corporation and 510127 N.B. Inc., a New Brunswick corporation (collectively, the “Canadian Borrowers”), the other Subsidiaries of the Parent from time to time a party to the Loan Agreement, as defined below (each together with Parent and Canadian Borrowers, a “Borrower” and, collectively, “Borrowers”) and each of the Lenders listed on the signature page hereof (the “Lenders”).

WHEREAS, the Agent, Lenders and Borrowers entered into that certain Loan and Security Agreement, dated as of September 6, 2002 as amended by a First Amendment to Loan and Security Agreement dated as of January 22, 2003 (the “Loan Agreement”);

WHEREAS, the Borrowers have advised the Agent that the Borrowers are in default of Sections 9.6 and 9.17 of the Loan Agreement for the period ending March 31, 2003 and have requested that the Agent and Lenders waive such default;

WHEREAS, the Agent, Lenders and Borrowers wish to amend the financial covenants set forth in Sections 9.17 and 9.18 of the Loan Agreement;

WHEREAS, the Agent and Lenders have agreed to waive the default of Section 9.17 of the Loan Agreement and to the amendments to Sections 9.17 and 9.18 as set forth in this Second Amendment subject to the execution and delivery of this Second Amendment by the Borrowers and to the other provision of this Second Amendment;

NOW, THEREFORE, based on these premises, and in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Borrowers, the Agent and the Lenders hereby agree as follows:

1. Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings given such terms in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1. Definition of Interest Rate. Effective on April 1, 2003, the definition of “Interest Rate” set forth in Section 1.83 to the Loan Agreement is deleted in its entirety and replaced with the following:

“1.83 ‘Interest Rate’ shall mean, as to US Prime Rate Loans, a rate equal to one quarter of one (.25%) percent per annum in excess of the US Prime Rate, as to Canadian Prime Rate Loans, a rate equal to one quarter of one (.25%) percent per annum in excess of the Canadian Prime Rate and as to Eurodollar

Rate Loans, a rate of three and one quarter (3.25%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrowers as in effect three (3) Business Days after the date of receipt by Agent of the request of Borrowers for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrowers); provided, that, upon receipt by the Agent and Lenders of the Borrowers’ financial statements complying with Section 9.6(a) hereof for the period ending September 30, 2003 demonstrating Borrowers’ compliance with Sections 9.17 and 9.18 hereof, the Interest Rate shall mean, as to US Prime Rate Loans, a per annum rate equal to the US Prime Rate, as to Canadian Prime Rate Loans, a per annum rate equal to the Canadian Prime Rate and as to Eurodollar Rate Loans, a rate of three (3.00%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrowers as in effect three (3) Business Days after the receipt by Agent of the request of Borrowers for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrowers); provided, further, that, notwithstanding anything to the contrary contained herein, the Interest Rate shall mean the rate of two and one half (2.50%) percent per annum in excess of the rate then applicable as to Prime Rate Loans and the rate of five and one half (5.50%) percent per annum in excess of the rate then applicable as to Eurodollar Rate Loans, at Agent’s option (or as directed by the Majority Lenders), without notice, (a) either (i) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (ii) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent and (b) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrowers under Section 2 (whether or not such excess(es) arise or are made with or without Agent’s knowledge or consent and whether made before or after an Event of Default).”

2.2. Amendment of Section 9.17. Section 9.17 of the Loan Agreement is deleted in its entirety and replaced with the following:

“9.17 Consolidated EBITDA. Borrowers shall not permit (i) for fiscal quarter ending on June 30, 2003, Consolidated Annualized EBITDA of the Parent and its Subsidiaries and (ii) for each fiscal quarter ending thereafter, Consolidated EBITDA of the Parent and its Subsidiaries for the four fiscal quarters ending as of the end of the applicable fiscal quarter set forth below, to be less than the applicable amount set forth below:

Fiscal Quarter End	Consolidated EBITDA (annualized or trailing four quarters, as applicable)
June 30, 2003	$63,700,000
September 30, 2003	$76,200,000
December 31, 2003	$82,100,000
March 31, 2004	$90,000,000
June 30, 2004	$99,100,000
September 30, 2004	$108,000,000
December 31, 2004	$116,000,000
March 31, 2005	$125,000,000
June 30, 2005	$129,300,000
September 30, 2005	$134,000,000
December 31, 2005	$140,000,000
March 31, 2006	$145,000,000
June 30, 2006	$145,000,000
September 30, 2006	$150,000,000
December 31, 2006	$155,000,000
March 31, 2007	$160,000,000
June 30, 2007	$162,000,000
September 30, 2007	$165,000,000
December 31, 2007	$167,000,000	”

2.3. Amendment of Section 9.18. Section 9.18 of the Loan Agreement is deleted in its entirety and replaced with the following:

“9.18 Fixed Charge Coverage Ratio. Borrowers shall not permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for each period of four (4) consecutive fiscal quarters, (or, in the case of the fiscal quarter ending on June 30, 2003, such lesser number of consecutive fiscal quarters as shall then have been completed since the fiscal quarter commencing on October 1, 2002) of the Parent and its Subsidiaries for which the last quarter ends on a date set forth below to be less than the amount set forth opposite such date.

Fiscal Quarter End	Ratio
June 30, 2003	0.75:1
September 30, 2003	0.85:1
December 31, 2003	0.90:1
March 31, 2004	1:1
June 30, 2004	1.1:1
September 30, 2004	1.2:1
December 31, 2004	1.4:1
For each fiscal quarter thereafter	1.45:1	”

3. Waiver. Pursuant to the request of the Borrowers, the Agent and Lenders hereby waive the Event of Default that would arise under Section 10.1(a) of the Loan Agreement as a result of (i) the Borrowers’ failure to deliver the financial statements for the month and quarter ending March 31, 2003 within the time periods specified in Section 9.6 of the Loan Agreement and (ii) the Borrowers’ failure to satisfy the financial covenant set forth in Section 9.17 of the Loan Agreement for the period ending March 31, 2003. This waiver of this Event of Default is and shall be effective solely for the specific instance and purpose described herein and is not and shall not be applicable to any other provision of the Loan Agreement and other Financing Agreements.

4. Amendment Fee. Borrowers shall pay to the Agent, for the ratable benefit of the Lenders, a non-refundable amendment fee of $100,000, which amendment fee shall be fully earned and payable upon the execution of this Second Amendment by the Agent and Majority Lenders.

5. Representations and Warranties. Each Borrower jointly and severally represents and warrants to Agent and Lenders the following:

5.1. Organization and Qualification. Each of the Borrowers is duly incorporated or formed, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation or formation, as applicable. Each Borrower is duly qualified to do business and is in good standing as a foreign corporation or organization in all states and jurisdictions in which the failure to be so qualified would have a material adverse effect on the financial condition, business or properties of such Borrower.

5.2. Power and Authority. Each Borrower is duly authorized and empowered to enter into, deliver, and perform this Second Amendment. The execution, delivery, and performance of this Second Amendment has been duly authorized by all necessary corporate or other action of each of the Borrowers. The execution, delivery and performance of this Second Amendment (i) are within each Borrower’s corporate, limited liability company, partnership or trust powers; (ii) is not in contravention of law or the terms of the charter or by-laws or other organizational documents of any of the Borrowers or under any indenture, agreement or undertaking to which any Borrower is a party or by which such Borrower’s properties may be bound or affected; and (iii) will not result in, or require, the creation or imposition of any lien (other than the liens set forth in Schedule 8.4 to the Loan Agreement) upon or with respect to any of the properties now owned or hereafter acquired by any Borrower.

5.3. Legally Enforceable Agreement. This Second Amendment is a legal, valid and binding obligation of each Borrower enforceable against each Borrower in accordance with its terms.

5.4. No Defaults. Except for the specific defaults under Sections 9.6 and 9.17 of the Loan Agreement which has been waived with Section 3 of this Second Amendment, no Default or Event of Default exists or has occurred and is continuing.

6. Conditions. This Second Amendment shall become effective upon satisfaction in full, in a manner satisfactory to the Agent of each of the following conditions, provided that the amendment to Section 1.83 of the Loan Agreement set forth in Section 2 of this Second Amendment shall be effective as of April 1, 2003 but shall not apply to periods prior to April 1, 2003:

6.1. Documents. The Agent shall have received counterparts of this Second Amendment duly executed by the Borrowers and the Majority Lenders.

6.2. Other Matters. All representations and warranties of the Borrowers in the Loan Agreement and other Financing Agreements shall be true and correct as if made on the date hereof, and, except as waived under Section 3 of this Second Amendment, no Default or Event of Default shall exist or shall have occurred and be continuing.

6.3. Amendment Fee. Borrowers shall have paid the amendment fee to Agent.

7. Miscellaneous. The Borrowers confirm that the Loan Agreement and other Financing Agreements remain in full force and effect without amendment or modification of any kind, except for as set forth in this Second Amendment. This Second Amendment shall be deemed to be a Financing Agreement and, together with the other Financing Agreements, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior dealings, correspondence, conversations or communications between the parties with respect to the subject matter hereof.

[Remainder of page intentionally left blank.]

Signature page to Second Amendment to Loan Agreement

IN WITNESS WHEREOF, the Borrowers, the Agent and the Lenders have executed this Second Amendment as of the date first above written, by their respective officers hereunto duly authorized, under seal.

AGENT	BORROWERS

CONGRESS FINANCIAL	CLEAN HARBORS, INC.
CORPORATION (NEW ENGLAND)	ALTAIR DISPOSAL SERVICES, LLC
BATON ROUGE DISPOSAL, LLC
By:	BRIDGEPORT DISPOSAL, LLC
Title:	CLEAN HARBORS ANDOVER, LLC
CLEAN HARBORS ANTIOCH, LLC
CLEAN HARBORS ARAGONITE, LLC
CLEAN HARBORS ARIZONA, LLC
CLEAN HARBORS OF BALTIMORE, INC.
CLEAN HARBORS BATON ROUGE, LLC
CLEAN HARBORS BDT, LLC
CLEAN HARBORS BUTTONWILLOW, LLC
CLEAN HARBORS CHATTANOOGA, LLC
CHEMICAL SALES, LLC
CLEAN HARBORS COFFEYVILLE, LLC
CLEAN HARBORS COLFAX, LLC
CLEAN HARBORS DEER PARK, L.P.
CLEAN HARBORS DEER TRAIL, LLC
CLEAN HARBORS DISPOSAL SERVICES, INC.
CLEAN HARBORS FINANCIAL SERVICES COMPANY
CLEAN HARBORS FLORIDA, LLC
CLEAN HARBORS GRASSY MOUNTAIN, LLC
CLEAN HARBORS KANSAS, LLC
CLEAN HARBORS LAPORTE, L.P.
CLEAN HARBORS LAUREL, LLC
CLEAN HARBORS LONE MOUNTAIN, LLC
CLEAN HARBOR LOAN STAR CORP.
CLEAN HARBORS LOS ANGELES, LLC
CLEAN HARBORS OF TEXAS, LLC
CLEAN HARBORS PECATONICA, LLC
CLEAN HARBORS PLAQUEMINE, LLC
CLEAN HARBORS PPM, LLC
CLEAN HARBORS REIDSVILLE, LLC
CLEAN HARBORS SAN JOSE, LLC
CLEAN HARBORS TENNESSEE, LLC
CLEAN HARBORS WESTMORLAND, LLC
CLEAN HARBORS WHITE CASTLE, LLC
CROWLEY DISPOSAL, LLC

Signature page to Second Amendment to Loan Agreement

DISPOSAL PROPERTIES, LLC

GSX DISPOSAL, LLC

HARBOR MANAGEMENT CONSULTANTS, INC.

HARBOR INDUSTRIAL SERVICES TEXAS, L.P.

HILLIARD DISPOSAL, LLC

ROEBUCK DISPOSAL, LLC

SAWYER DISPOSAL SERVICES, LLC

TULSA DISPOSAL, LLC

CLEAN HARBORS ENVIRONMENTAL SERVICES, INC

CLEAN HARBORS OF BRAINTREE, INC.

CLEAN HARBORS OF NATICK, INC.

CLEAN HARBORS SERVICES, INC.

MURPHY’S WASTE OIL SERVICE INC.

CLEAN HARBORS KINGSTON FACILITY CORPORATION

CLEAN HARBORS OF CONNECTICUT, INC.

SPRING GROVE RESOURCE RECOVERY, INC.

CLEAN HARBORS CANADA, INC.

CLEAN HARBORS QUEBEC, INC.

CLEAN HARBORS MERCIER, INC.

510127 N.B. INC.

By:
Title:

Signature page to Second Amendment to Loan Agreement

LENDERS

CONGRESS FINANCIAL CORPORATION (NEW ENGLAND)

By:
Title:

ORIX FINANCIAL SERVICES, INC.

By:
Title:

BANKNORTH, N.A.

By:
Title:

SOVEREIGN BANK

By:
Title:

FLEET CAPITAL CORPORATION

By:
Title:

CONGRESS FINANCIAL CORPORATION (CANADA)

By:
Title: